PRELIMINARY PROXY STATEMENT

SCHEDULE 14A INFORMATION
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☒ Preliminary Proxy Statement
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ARTES MEDICAL, INC.
(Name of Registrant as Specified in Charter)

H. MICHAEL SHACK
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ANNUAL MEETING OF STOCKHOLDERS

OF

ARTES MEDICAL, INC.

PROXY STATEMENT

OF

H. MICHAEL SHACK

To All Artes Medical, Inc. Stockholders:

This Proxy Statement and the accompanying blue proxy card are being furnished to stockholders (“Stockholders”) of Artes Medical, Inc. (the “Company”) in connection with the solicitation of proxies by H. Michael Shack (the “Proxy Organizer”) to be used at the annual meeting (the “Annual Meeting”) of Stockholders of the Company which should have been called during the first quarter.  Since the Company failed to hold the Annual Meeting, the Proxy Organizer will request the Delaware Court of Chancery or a court of competent jurisdiction to schedule the Annual Meeting for September 19, 2008, at the La Valencia Hotel in the Veranda Room located at 1132 Prospect Street, La Jolla, CA. 92037. This Proxy Statement and the blue proxy card are first being furnished to Stockholders on or about August 22, 2008 at 9:00AM.

At the Annual Meeting, the Proxy Organizer will seek to: (1)  amend the Bylaws of the Company (the "Bylaws") to allow the Stockholders to fill the vacancies of the Board of Directors resulting from the removal of any Board of Director positions, (2) remove three of the current Directors of the Company under Delaware Corporations Law §141(k)(1) for cause, (3) elect three new Directors of the Company, and (4) vote on the election of two Class II Directors to serve for three year terms until the annual meeting of Stockholders in 2011 or until their successors are duly elected and qualified.  The Board of Directors is currently comprised of seven persons, of which five will be filled through this Proxy.  The Proxy Organizer's current nominees are named below under "Election of Directors." Each of the nominees (each a “Nominee” and, collectively, the “Nominees”) have been selected by the Proxy Organizer.

The Proxy Organizer is not satisfied with the existing management or Board of Directors of the Company.  He believes that the Company’s poor financial performance, lack of expressed business plan, and questionable changes to key personnel are impairing the Company’s ability to maximize value for all shareholders.

Section 6.9 of Article 6 of the Bylaws provides that the Bylaws may be amended by the vote of Stockholders.  The Proxy Organizer's proposed amendment to the Bylaws, if approved, will allow vacancies of the Board of Directors to be filled by the vote of a majority of the outstanding shares entitled to vote.  Each director so elected shall hold office until the next annual meeting for the Class of each Director of the Company and until a successor has been elected and qualified.

The Proxy Organizer believes that, for the reasons state above, there is sufficient cause to remove the Directors and it is in the best interest of all of the Stockholders to elect the five new Directors to the Company who provide a track record of success in the dermal filler market and who are experienced in developing a variety of opportunities for the Company and forging a clear direction for the Company. The Proxy Organizer believes that the proposed new Directors provide the necessary industry knowledge in the wrinkle filler markets and will provide a strong sales and marketing background to the Company.  ACCORDINGLY, THE PROXY ORGANIZER IS SOLICITING PROXIES IN FAVOR OF REMOVING THREE OF THE CURRENT DIRECTORS OF THE COMPANY AND FILLING TWO VACANCIES BY ELECTING FIVE NEW DIRECTORS PROPOSED BY THE PROXY ORGANIZER.

What went wrong with Artes Medical?

•
The Company has seen an unacceptable decline in its stock price, losing more than 80% of its market value in the last 52 weeks.  Within this time period the Company’s market value has declined from $134.5 million to approximately $26 million, erasing a staggering $108.5 million in shareholder value.  The Company’s share price reached an all-time low of $0.77  in June 2008, down from an all-time high of $9.96 in February 2007.

•	The Company’s current Board of Directors appears to lack any specific industry expertise in the personal aesthetics market.

•
The Board of Directors has made significant personnel changes to the senior management team that had grown the Company from a struggling medical technology start-up to an IPO candidate with a world class, FDA-approved dermal filler product, replacing them with a management team with little or no relevant industry experience in the dermal filler market.

•
The Company has pledged ALL of its assets against a $22.5 million revenue financing entered into with COWEN Healthcare Royalty Partners (“CHRP”) in January 2008. All assets of Artes Medical will revert to CHRP in case of Artes Medical’s default to service future royalty obligations.

•
The Company’s management has not acted in a fiscally responsible manner because, among other things, the Company is running out of cash due to, as the Proxy Organizer believes, excessive spending at a rate of approximately $3 million per month.

•	The Company has failed to capitalize on other uses of Artefill beyond personal aesthetics as a means of generating additional opportunities and cash flow for the Company.

•
The current management and Board of Directors are responsible for canceling a signed distribution agreement with the country of Taiwan that would have given the Company a minimum of $3.6 million in combined revenues from ArteFill in Taiwan during the first two years of the contract.

•
The current management and Board of Directors are responsible for forfeiting an estimated minimum of $20 million in additional future royalty revenues from Bioform Medical over the lifetime of the Company’s ‘452 core technology patent by settling for one lump sum payment of $5.5 million which generated a one-time only increase in revenues for the third quarter in 2007.

•	The Company’s Board of Directors recently adopted a shareholder rights plan which does not contemplate any shareholder approval of the plan.

•
The market penetration of ArteFill was a dismal 0.7% in 2007 compared to its closest competitor’s 7% for Radiesse® semi-permanent filler marketed by Bioform Medical. The target number of patients treated with ArteFill in year two was initially forecasted at 40,000 patients, however only 10,000 patients have been treated within the last 18 months since ArteFill’s U.S. market introduction.

How the new Board of Directors proposes to turn the Company around:

1.	Engage new senior management to provide leadership and re-establish enthusiasm among employees and credibility among customers and the financial community;

2.	Focus on near-term break-even in the fourth quarter of 2009 through increases in ArteFill sales as well as a significant reduction of cost of goods and operating expenses;

3.	Implement new and creative sales and marketing strategies for ArteFill® to reach more aggressive revenue forecasts;

4.	Pursue international market opportunities for ArteFill®

5.	Remove skin test requirements for ArteFill;

6.	Develop next generation injectable dermal filler and broaden Company’s product portfolio through in-licensing of new and exciting anti-aging technologies; and

7.	Pursue medical pipeline indications such as heartburn (GERD) and spinal disk repair with the Company’s platform technology.

THE NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF THE STOCKHOLDERS.

REPRESENTATIVES OF THE NEWLY PROPOSED BOARD OF DIRECTORS AND THEIR PROPOSED CFO WILL EXPLAIN THEIR TURN-AROUND STRATEGY AND FINANCIAL MODEL IN MORE DETAIL AT THE ANNUAL MEETING.

THE PROXY ORGANIZER BELIEVES THAT YOUR VOICE IN THE FUTURE OF THE COMPANY CAN BEST BE EXPRESSED THROUGH THE ELECTION OF THE NOMINEES.  ACCORDINGLY, THE PROXY ORGANIZER URGES YOU TO VOTE YOUR BLUE PROXY CARD FOR THE NOMINEES.

IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS.  ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE ON YOUR BEHALF THE BLUE PROXY CARD AS SOON AS POSSIBLE.

IMPORTANT

The election of the Nominees requires the affirmative vote of a majority of the votes cast, assuming a quorum is present or otherwise represented at the Annual Meeting.  As a result, your vote is extremely important in deciding the future of the Company.  The Proxy Organizer urges you to mark, sign, date and return the enclosed blue proxy card to vote for the election of the Nominees.

THE PROXY ORGANIZER URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY MANAGEMENT OF THE COMPANY.  IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A LATER-DATED BLUE PROXY CARD TO THE PROXY ORGANIZER, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.  SEE "VOTING PROCEDURES" AND "PROXY PROCEDURES" BELOW.

Only holders of record of the Company's voting securities as of the close of business on the record date of this Proxy (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.  According to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the Securities and Exchange Commission (the "SEC") on May 12, 2008, as of March 31, 2008, there were 16,514,163 shares of common stock outstanding and no shares of preferred stock outstanding.  Stockholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each share of common stock (the "Common Stock") held on the Record Date.

As of June 30, 2008, the Proxy Organizer beneficially owned an aggregate of 72,950 shares of Common Stock, representing approximately 0.6% of the outstanding shares of Common Stock.  The Proxy Organizer intends to vote such shares “for” all proposals described in this Proxy Statement.

VOTE FOR ALL PROPOSALS BY RETURNING YOUR COMPLETED BLUE PROXY CARD TODAY.  If you have any questions, you can reach the Proxy Organizer's proxy solicitation firm of MacKenzie Partners, Inc. at (212) 929-5500 or via e-mail at proxy@mackenziepartners.com.

BACKGROUND OF THE PROXY SOLICITATION

In opposition to the current Board of Directors of the Company, the Proxy Organizer is seeking to solicit the proxies of Stockholders to be used to remove three of the current Directors of the Company and elect the Nominees as Directors of the Company at the Annual Meeting and to vote on the election of two Class II Directors to serve for a three year term until the annual meeting of stockholders in 2011 or until their successors are duly elected and qualified.  The Nominees, if elected, plan to change the existing management and operations of the Company to effectuate the plan described in this Proxy Statement.  Each of the Nominees has consented, if so elected, to serve as a Director and is fully committed, if elected, to take such action as the Nominees deem advisable and in the best interests of the Stockholders and which they believe will maximize stockholder value and improve the Company's future viability and growth.

ELECTION OF DIRECTORS

According to the Company's proxy statement prepared in connection with the 2007 Annual Meeting of the Company, as filed with the SEC on April 30, 2007 (the "Company's Proxy Statement"), the Company currently has seven Directors, of which the terms of the Class II Directors will expire at the Annual Meeting of the Stockholders.  Christopher J. Reinhard and John R. Costantino are both Class II Directors for the Company.  The Proxy Organizer proposes that the Stockholders remove Lon E. Otremba, Beverly A. Huss, and Robert B. Shermano as Directors of the Company and elect each of the Nominees as new Directors of the Company at the Annual Meeting.  Each Nominee, if elected, would hold office until the next annual meeting of shareholders for their respective class or until a successor has been elected and qualified.  Although the Proxy Organizer does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such occurrence, proxies may be voted for a substitute designated by the Proxy Organizer.

Background information about the Nominees is set forth below.  See Appendix I for additional information about the Nominees, including their ownership, purchase and sale of securities issued by the Company.

CHARLES A. SCHLIEBS - Mr. Schliebs is the co-founder and Managing Director of iNetworks Advisors, Inc., iNetworks BioOpportunity Fund, LP, and iNetworks Private Fund, LP.  iNetworks is a venture capital/private equity group investing primarily in healthcare/life science ventures in North America.  Prior to co-founding iNetworks, Mr. Schliebs was a partner from 1988 through 1999 with Jones Day, a 2,300-lawyer, international law firm, where he directed the firm’s life sciences practice group worldwide.  Mr. Schliebs’ substantive expertise was as a securities/corporate finance partner and international business law specialist, and his industry specialization was healthcare/life sciences, counseling primarily multinational healthcare/life science companies.  While at Jones Day, Mr. Schliebs was the lawyer responsible for all client service worldwide to Bayer AG, the international pharmaceutical and chemical conglomerate.  Prior to joining Jones Day, Mr. Schliebs served in a variety of executive positions at New York Stock Exchange companies such as Hospital Corporation of America (“HCA”), where he co-founded HCA Venture Capital, the company’s in-house venture arm, investing in emerging healthcare companies.   Over a 24 year legal career, Mr. Schliebs represented a wide variety of healthcare, pharmaceutical, medical device, diagnostic and laboratory/scientific companies.

After concluding his legal career, Mr. Schliebs joined the board of directors of Sunquest Information Systems, Inc., a NASDAQ listed Tucson, Arizona based healthcare information systems company.  In his board role, he oversaw the sale of the company to Misys plc for three times the price of the company’s stock at the time he was asked to join the board.  In addition to serving on the boards of for-profit companies in fields ranging from cardiovascular devices to medical simulation to healthcare IT, he serves on a variety of boards involving entrepreneurship and social issues, including Chatham University’s Center for Women’s Entrepreneurship, Pittsburgh’s Institute for Cross-Cultural Ethics, and the President’s Visiting Committee on Social Justice at West Virginia University.

Mr. Schliebs received his J.D. from the Vanderbilt University School of Law, and holds two undergraduate degrees from the University of Pennsylvania, a B.A. and a B.S. in Economics from the Wharton School.

TERRY KNAPP, M.D. - While in Plastic Surgery specialty training at Stanford University, Dr. Knapp developed and patented the enabling technology for Collagen Corporation, which he co-founded in 1975.  While serving as Collagen Corporation’s first VP of Regulatory and Clinical Affairs, he developed the clinical and regulatory strategies that resulted in the first U.S. product approval by the FDA of a Class III medical device under the Medical Device Act of 1976.

Dr. Knapp currently serves as Chairman of the Board of VisioNetx, Inc., a private spin-off from AcuNetx in the field of human impairment testing. Dr. Knapp also has co-founded, and serves as President of the DRL Foundation, Inc., a not-for-profit foundation providing reconstructive surgery and telehealth to developing nations.

Dr. Knapp served as a Director of Collagen Corporation from 1990 through 1996.  Dr. Knapp joined Collagen Corporation and A/W Company of Washington University, St. Louis, in co-founding LipoMatrix, Inc., in 1992 to provide a rationally designed, safe breast implant for women.  From 1992 through 1995, Dr. Knapp served as Chairman, President and CEO of LipoMatrix.  Dr. Knapp established LipoMatrix in both the U.S.A. and in Neuchâtel, Switzerland, where he built the entire corporate infrastructure.  In 1995, LipoMatrix achieved distinction as the first ISO9001 certified breast implant company in the world.  While with LipoMatrix, Dr. Knapp invented the method of tagging medical devices with small passive RFID transponders to provide long-term non-invasive device identification.  Dr. Knapp serves as a founding member of the Board to the Bard Center for Entrepreneurship Development at the University of Colorado, Denver. He recently served on the Advisory Board for the Governor’s Office of Life Sciences and Biotechnology, a component of the Colorado Office of Innovation and Technology. Dr. Knapp also served as a Director of Image Guided Technology, Inc. (NASDAQ: IGTI) until its sale to Stryker Corporation. As founder, Chairman and CEO of PrivaComp, Inc., Dr. Knapp was a finalist for Ernst & Young’s 2002 Entrepreneur of the Year in the Rocky Mountain region.  Dr. Knapp served as Chief Executive Officer of AcuNetx, Inc., a publicly traded, diverse medical device and information technology company with unique products in the fields of eye movement capture and analysis, occupational safety, and osteoplastic surgery and distraction osteogenesis.

During 17 years of reconstructive plastic surgery practice, Dr. Knapp established two craniofacial anomalies panels, established and managed a nationally accredited and Medicare certified outpatient surgery center, and served the community in numerous capacities. Dr. Knapp has been a volunteer surgeon for Interplast, Inc. on 35 trips to developing nations to provide reconstructive surgery for children.  Dr. Knapp founded Vector Health Programs, a community nonprofit, in 1979, and it rapidly became the 13th Medicare accredited hand and upper extremity rehabilitation center in the U.S.

Dr. Knapp has authored numerous scientific articles, book chapters and op-ed pieces for medical journals, and more than fifteen issued and several pending U.S. and foreign patents, most of them relating to transponder usage for patient-based global medical informatics systems, Internet-based medical communications channels, and for implantable bio-sensor RFID transponder-based data acquisition for physiologic parameter monitoring.

In 1970, Dr. Knapp completed his MD degree at University of Florida.  In 1998, Dr. Knapp became the eighteenth graduate in the history of the University of Florida College of Medicine to be inducted into its Wall of Fame “for noteworthy contributions to medicine, education and to the benefit of the medical consumer.”

ROBERT BINKELE – Mr. Binkele, is the founder and CEO of the Estate Planning Team, Inc.  Estate Planning Team, Inc. has grown to service over 2,200 securities advisors, CPAs, attorneys and other professionals nationwide with tax deferral, estate, and pension planning for their clients.  Mr. Binkele is also a branch manager and investment advisor for J.P. Turner & Co., LLC.  Prior to J.P. Turner & Co, LLC, Mr. Binkele was a branch manager with Brookstreet Securities Corporation.  Prior to Brookstreet Securities Corporation, Mr. Binkele was a top wealth manager at Raymond James Financial Services, Inc. While at Raymond James Financial Services, Inc., he was a member of the Raymond James President’s Council and a member of the US Allianz Chairman’s Council.

Mr. Binkele earned his Bachelor of Science degree with a major in FCS finance from the University of Utah where he was honored as an Academic All American.  He currently serves as the President of the Palm Springs Chapter of the University of Utah Alumni Association.

BARRY VOGEL - In 1997, Mr. Vogel became the President of Canderm, Inc. and vastly increased sales and profitability by restructuring the company.  Under his leadership, Canderm has evolved into the leading privately held skin care company in Canada.  In 1998, Artecoll®, the predecessor to ArteFill®, was approved in Canada as the first and only permanent injectable wrinkle filler. Mr. Vogel personally oversaw Artecoll’s market introduction and market development using efficient marketing techniques and extensive hands-on physician training. Mr. Vogel has established Canada as the leading market for Artecoll®/ArteSense® worldwide since its market introduction.  Mr. Vogel is considered a leading marketing expert in the dermal filler industry, having thoroughly researched numerous fillers available throughout the world and distributing a unique and complete portfolio comprising a temporary, semi-permanent and permanent filler (Artecoll/ArteSense).

Barry graduated from Western Ivey Business School in London, Ontario with an HBA (Honors Business Administration) in 1979.

ERIC DONSKY – Mr. Donsky has 15 years experience in building biotechnology and life science companies as a founder and senior manager.  Mr. Donsky is the CEO of OcuSense, Inc., an in-vitro diagnostics company commercializing novel, laboratory-on-a-card technologies that enable eye care practitioners to quantitatively measure biomarkers in tears at the point-of-care so physicians can personalize treatment and objectively track patient outcomes. The Company’s TearLab™ product platform is the first and only system of its kind in the eye care markets. OcuSense is a subsidiary of a public company trading on NASDAQ and TSX and is also certified under ISO 13485. Mr. Donsky also founded Molecular BioSciences (“MBI”). MBI developed a cardiovascular device that was licensed to Medtronic. Mr. Donsky was the founding CEO of Zolaris BioSciences, Inc., an early-stage biotechnology company focused on the discovery and development of therapeutics for the treatment of rheumatoid arthritis, multiple sclerosis, and infectious diseases.  Prior to founding Zolaris, Mr. Donsky was the founding CEO of Applied CarboChemicals, Inc. (“ACC”), an industrial biotechnology company that pioneered the production of chemicals and plastics from renewable resources. ACC has developed the only process capable of economically manufacturing succinic acid through fermentation.

Mr. Donsky graduated from Boston University in 1987 with a B.S. in Business Administration.

THE PROXY ORGANIZER STRONGLY URGES YOU TO VOTE FOR THE REMOVAL OF THREE OF THE CURRENT BOARD OF DIRECTORS OF THE COMPANY AND THE ELECTION OF THE NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO YOU WITH THIS PROXY STATEMENT.  IF YOU HAVE SIGNED THE BLUE PROXY CARD AND NO MARKING IS MADE ON IT, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE BLUE PROXY CARD FOR THE AMENDMENT TO THE BYLAWS, FOR THE REMOVAL OF THREE OF THE CURRENT BOARD OF DIRECTORS OF THE COMPANY, AND FOR THE ELECTION OF ALL OF THE NOMINEES.

All transactions in securities of the Company engaged in by any Nominee during the past two years, as well as current ownership of any such securities by any Nominee, are listed on Appendix I.  No Nominee is a beneficial owner of shares of common stock of the Company.  In addition, and except as stated herein, no Nominee or any of their associates has any agreement or understanding with respect to future employment by the Company, and no such person has any agreement or understanding with respect to any future transactions to which the Company will or may be a party.

Except as described herein, no Nominee nor any of their associates (i) has engaged in or had a direct or indirect interest in any transaction or series of transactions since the beginning of the Company's last fiscal year or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party, (ii) owns beneficially or of record any securities of the Company, (iii) borrowed any funds for the purpose of acquiring or holding any securities of the Company or is presently, or has been within the past year, a party to any contract, arrangement or understanding, with any person with respect to securities of the Company.

AGREEMENTS WITH NOMINEES

The Proxy Organizer is entering into letter agreements (the "Nominee Agreements") with each of the Nominees with respect to their service as Nominees, to stand for election as Directors of the Company at the Annual Meeting.  The Nominee Agreements each provide, among other things, as follows:

The Nominee acknowledges that he has agreed to become a member of the slate of Nominees to stand for election as Directors of the Company in connection with a proxy contest with management of the Company in respect of the election of Directors of the Company at the Annual Meeting;

The Proxy Organizer agrees to pay the costs of the proxy contest; and

The Nominee agrees to withdraw as a Nominee of the Proxy Organizer if requested to do so by the Proxy Organizer at any time prior his election as a Director of the Company.

OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Except as set forth above, the Proxy Organizer is not aware of any other proposals to be brought before the Annual Meeting.  Should other proposals be brought before the Annual Meeting, the persons named on the blue proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of the Proxy Organizer and/or the Nominees as determined by the Proxy Organizer in its sole discretion, in which event such persons will vote on such proposals at their discretion.

VOTING PROCEDURES

Only Stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On March 31, 2008, there were 16,514,163 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on the matters to be presented at the Annual Meeting.

A majority of the shares outstanding must be present in person or by proxy to constitute a quorum at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for all other matters.  Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.  "Broker Non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.  Under applicable Delaware law, the effect of broker nonvotes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. The effect of broker nonvotes on the specific items to be brought before the Annual Meeting is discussed under each item.

PROXY PROCEDURES

IN ORDER FOR YOUR VIEWS TO BE REPRESENTED AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD AND RETURN IT TO PROXY ORGANIZER C/O MACKENZIE PARTNERS, INC. IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

The accompanying blue proxy card will be voted at the Annual Meeting in accordance with your instructions on such card.

Any proxy may be revoked at any time prior to the time a vote is taken by delivering to the Secretary of the Company a notice of revocation bearing a later date, by a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Only holders of record as of the close of business on the Record Date will be entitled to vote.  If you were a Stockholder of record on the Record Date, you will retain your voting rights of the Annual Meeting even if you sell such shares after the Record Date.  Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares on the blue proxy card, even if you sell such shares after the Record Date.

SOLICITATION OF PROXIES

Solicitation of proxies shall be made only by the Proxy Organizer.

The Proxy Organizer has retained MacKenzie Partners, Inc. (the "Solicitor") to conduct the solicitation, for which the Solicitor is to receive a fee of approximately $75,000, plus reimbursement for its reasonable out-of-pocket expenses.  The Proxy Organizer has agreed to indemnify the Solicitor against certain liabilities and expenses, including liabilities under federal securities laws.  Proxies may be solicited by mail, courier services, advertising, telephone, telecopier, e-mail or in person.  It is anticipated that the Solicitor will employ approximately 25 persons to solicit Stockholders for the Annual Meeting.

Costs related to the solicitation of proxies, including expenditures for attorneys, accountants, public relations and financial advisers, proxy solicitors, payments to nominees, advertising, printing, transportation and related expenses and filing fees, will be borne by the Proxy Organizer.  Such costs are expected to be approximately $250,000 in total.  The Proxy Organizer intends to seek reimbursement for the costs and expenses associated with the proxy solicitation in the event that the Nominees are elected to the Board of Directors of the Company, but does not intend to submit the issue of reimbursement to a vote of security holders.

CERTAIN INFORMATION REGARDING PROXY ORGANIZER

On June 30, 2008, the Proxy Organizer determined that he was not satisfied with current management of the Company and decided to explore available options to maximize stockholder value.  The business address of the Proxy Organizer is 19 Burning Tree Road, Newport Beach, CA  92660.

All transactions in the securities of the Company effected within the past two years by Proxy Organizer will be contained in Appendix I.

The Proxy Organizer assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, the Company's Proxy Statement.

PROXY ORGANIZER

/s/ Dr. H. Michael Shack
Dr. H. Michael Shack
Date: August 11, 2008

APPENDIX I

SUPPLEMENTAL NOMINEE AND OTHER INFORMATION

Set forth below is (a) the name and business address of each of the Nominees in the solicitation made pursuant to this Proxy Statement, and (b) the dates, types and amounts of each Nominee’s purchases and sales of the Company's debt and equity securities within the past two years.

Name and Business Address	Transaction Date	Number of Securities Purchased	Number of Securities Sold	Current Ownership
Dr. H. Michael Shack 19 Burning Tree Road Newport Beach, CA 92660				72,950
Charles Schliebs[1] 411 Seventh Avenue 14th Floor Pittsburgh, PA 15219	-	-	-	1,128
Terry Knapp, M.D. 7451 N. 63rd Street Niwot, CO 80503	N/A	0	0	0
Robert Binkele[2] 73061 El Paseo, Suite 210 Palm Desert, CA 92260	12/22/2006 12/26/2006 12/27/2006 12/28/2006 1/8/2007 1/26/2007 1/29/2007 1/30/2007 1/31/2007 2/2/2007 2/5/2007 2/12/2007 2/13/2007 2/14/2007 2/26/2007 3/5/2007 3/29/2007 4/13/2007 4/17/2007 4/19/2007 4/30/2007 5/1/2007 5/9/2007 5/14/2007 5/15/2007 5/31/2007 6/1/2007 6/6/2007 6/8/2007 6/17/2008	1,000 2,000 8,000 862 1,000 2,000 6,000 4,100 4,100 1,730 2,696 4,000 4,000 8,000 2,000 2,000 3,000 5,000 8,000 1,000 5,000 3,100 10,000 4,000 300 1,500 3,100 1,000 900 5,900	0	105,288
Barry Vogel[3] 5353 Thimens Blvd. Saint-Laurent, Quebec H4R 2H4, Canada	12/12/2006 5/1/2007 7/26/2007	29,411 5,882	20,000	15,293
Eric Donsky 12707 High Bluff Dr., Suite 200 San Diego, CA 92130	N/A	0	0	0

IMPORTANT

1.  If your shares are held in your own name, please mark, date and mail the enclosed blue proxy card to the Proxy Organizer, in the postage-paid envelope provided.

2.  If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions.  Accordingly, you should contact the person responsible for your account and give instructions for a blue proxy card to be signed representing your shares.

ONLY YOUR LATEST DATED PROXY FOR THE ANNUAL MEETING WILL COUNT AT THE ANNUAL MEETING.

1 Charles Schliebs controls 1,128 shares of common stock of the Company held by iNetworks, LLC.

2 Robert Binkele controls 58,000 shares of common stock of the Company held by Telibrick, Inc.

3 Barry Vogel controls 9,441 shares of common stock of the Company held by Canderm, Inc.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
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PROXY CARD

ARTES MEDICAL, INC.
ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY PROXY ORGANIZER

The undersigned hereby, with respect to all shares of Common Stock of Artes Medical, Inc. (the "Company") which the undersigned may be entitled to vote, constitutes and appoints Proxy Organizer as his true and lawful agent and proxy, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the La Valencia Hotel in the Veranda Room located at 1132 Prospect Street, La Jolla, CA. 92037 on September 19, 2008 at 9:00AM, and at any adjournments or postponements thereof, to vote such stock on all matters coming before said meeting as set forth below:

REMOVAL OF THREE OF THE CURRENT BOARD OF DIRECTORS AND ELECTION OF THE FOLLOWING NOMINEES AS DIRECTORS OF THE COMPANY:

1.  Charles A. Schliebs
2.  Terry Knapp, M.D.
3.  Robert Binkele
4.  Barry Vogel
5.  Eric Donsky

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER MARKED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO MARKINGS ARE MADE, THIS PROXY WILL BE DEEMED TO BE A DIRECTION TO VOTE FOR ALL NOMINEES FOR DIRECTOR. PLEASE MARK THIS BLUE PROXY CARD, FILL IN THE DATE, SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

☒ PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

PROXY ORGANIZER RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS

1.  Amendment to Bylaws.  Amend the Bylaws of the Company (the "Bylaws") to allow the Stockholders to fill the vacancies of the Board of Directors resulting from the removal of the any Board of Director positions.

☐ For

☐ Withhold Authority

2.  Removal of Directors.  Remove three of the current Board of Directors of the Company under Delaware Corporations Law §141(k)(1) for cause.

☐ For removal of all Board of Directors Listed Below (except as marked to the contrary below)

☐ Withhold Authority (to vote for removal of all Board of Directors listed below)

(To withhold authority to vote for any individual, strike a line through the name below)

Lon E. Otremba
Beverly A. Huss
Robert B. Shermano

3.  Election of Directors.  Elect three new Directors of the Company and vote on the election of two Class II Directors to serve for three year terms until the annual meeting of Stockholders in 2011 or until their successors are duly elected and qualified.

☐ For all Nominees Listed Below (except as marked to the contrary below)

☐ Withhold Authority (to vote for all nominees listed below)

(To withhold authority to vote for any individual nominee, strike a line through the nominees name below)

Charles A. Schliebs
Terry Knapp, M.D.
Robert Binkele
Barry Vogel
Eric Donsky

When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such.  If a corporation, please sign in corporate name of President or other authorized officer. If a partnership, please sign a partnership name by authorized person.

Signature(s) of Stockholder(s)

Title, if any

Date: ____________________________